JPMorgan Funds - Undiscovered Managers
Rule 10f-3 Transactions
For the period from September 1, 2015 to February 29, 2016

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Trade Date 11/18/2015
Issuer Equinix, Inc. (EQIX) Secondary
Cusip 29444U70
Bonds 23,140
Offering Price $288.00
Spread $10.80
Cost $6,664,320
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 0.95%
Syndicate Members J.P. Morgan / BofA Merrill Lynch / Citigroup / RBC Capital Markets / Barclays / TD Securities / ING / MUFG / HSBC / Evercore ISI / BTIG